Exhibit 8.2

lawyers@saul.com www.saul.com
October 5, 2010
Comm Bancorp, Inc.
125 North State Street
Clarks Summit, PA 18411

Re:	Agreement and Plan of Merger to which Comm Bancorp, Inc. will merge with and into F.N.B. Corporation

Ladies and Gentleman:
     We are acting as special tax counsel to Comm Bancorp, Inc., a Pennsylvania corporation (“CBI”) in connection with the planned merger (the “Merger”) of CBI with and into F.N.B. Corporation, a Florida corporation (“F.N.B.”), pursuant to the Agreement and Plan of Merger dated as of August 9, 2010 (the “Agreement”). At your request, and as the Agreement contemplates, we are rendering our opinions concerning certain U.S. Federal income tax consequences of the Merger.
     For the purpose of rendering our opinions, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the “Code”), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Agreement, including, without limitation, the representations of the parties set forth therein, the Form S-4 Registration Statement, which we understand will be filed with the Securities and Exchange Commission (the “SEC”) in connection with the transactions described in this opinions (the “Form S-4”), and upon certain statements and representations of officers of F.N.B. and CBI made to us in representation letters (the “Representation Letters”), in each case without independent verification thereof.
     With the consent of CBI and F.N.B., we have relied on the accuracy and completeness of the statements and representations contained in the Representation Letters, the Agreement and the Form S-4 and have assumed that each will be complete and accurate as of the Effective Time of the Merger. As to all matters in which a person or entity making representations referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement with respect to such matters.
     For purposes of this opinions, we have assumed that the Merger will be consummated according to the Agreement.
     Based on the foregoing, and subject to the qualifications set forth below, we are of the opinions that the Merger will constitute a reorganization under Code Section 368(a), and FNB and CBI will be parties to the reorganization within the meaning of Code Section 368(b). In addition, although the discussion set forth in the Form S-4 under the heading “Material U.S. Federal Income Tax Consequences of the Merger” does not purport to discuss all possible U.S. Federal income tax
Saul Ewing LLP
500 East Pratt Street ◆ Baltimore, MD 21202-3133 ◆ Phone: (410) 332-8600 ◆ Fax: (410) 332-8862

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Comm Bancorp, Inc.
October 5, 2010

consequences applicable to the our shareholders as a result of the transactions the Agreement contemplates, such discussion constitutes our opinions concerning the material U.S. Federal income tax consequences applicable to our shareholders as a result of the transactions the Agreement contemplates.
     The above opinions do not address all aspects of the United States Federal income taxation that may be relevant to CBI shareholders in light of their particular circumstances and does not address aspects of United States Federal income taxation that may be applicable to CBI shareholders subject to special treatment under the Code (including, but not limited to, banks, tax exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use mark-to-market method of accounting, investors in pass-through entities, CBI shareholders who own their shares of CBI Common Stock as part of a hedge, straddle or conversion transaction, CBI shareholders who acquired their shares of CBI Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and CBI shareholders who are not “United States persons” as defined in Section 7701(a)(30) of the Code). In addition, the opinions do not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a Court would not sustain, a position contrary to any of the opinions set forth above. No ruling is being requested by the Internal Revenue Service concerning the tax consequences of the Merger. Furthermore, our opinions are based on current Federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in Federal income tax law or administrative practice that may affect our opinions after the Effective Time of the Merger.
     We address our opinions only to, and our opinions may only be relied upon by, CBI and its shareholders, and only in connection with the transactions described in the Form S-4, and are not to be used or relied upon by any other parties, or in connection with any other transactions, except with our prior written consent.
Sincerely,
/s/ Saul Ewing LLP
SAUL EWING LLP